SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-A/A

(Amendment No. 1)

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

JARDEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	35-1828377
(State of incorporation or organization)	(I.R.S Employer Identification No.)

555 Theodore Fremd Avenue, Rye, New York	10580
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series D Junior Participating Preferred Stock	New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this Form relates: None

Securities to be registered pursuant to Section 12(g) of the Act: None

This Form 8-A/A amends and supplements the Form 8-A filed by Jarden Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on November 21, 2008, with respect to Rights to Purchase Series D Junior Participating Preferred Stock (the “Original Form 8-A”). Capitalized terms used without definition herein shall have the meaning set forth in the Original Form 8-A.

Item 1.	Description of Registrant’s Securities to be Registered.

On November 17, 2009, the Company and Computershare Trust Company, N.A. (as successor to National City Bank), as rights agent (the “Rights Agent”) entered into the First Amendment (the “Amendment”) to that certain Rights Agreement, dated as of November 19, 2008, by and between the Company and the Rights Agent (the “Rights Agreement”), pursuant to which (i) the rights to purchase Series D Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Rights”) will expire on November 18, 2009 (the “Final Expiration Date”) and there no longer will be a Right associated with each outstanding share of the Company’s common stock after the Final Expiration Date, (ii) the Rights Agreement will expire on the Final Expiration Date and (iii) no person will have any rights pursuant to the Rights Agreement or any Right after the Final Expiration Date.

The following summary is qualified in its entirety by, and should be read in conjunction with, the full text of the Amendment, a copy of which is filed as Exhibit 4.2 and incorporated herein by reference as though fully set forth herein.

Item 2.	Exhibits.

The following exhibit is hereby filed as part of this amended Form 8-A:

Exhibit 4.2	First Amendment to Rights Agreement, dated as of November 17, 2009, between Jarden Corporation and Computershare Trust Company, N.A. (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Commission on November 20, 2009, and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 20, 2009

JARDEN CORPORATION

By	/s/ JOHN E. CAPPS
Name:	John E. Capps
Title:	Senior Vice President, General Counsel and Secretary

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